Filed Pursuant to Rule 433

Registration Statement No. 333-216276

February 28, 2017

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

We are pleased to inform you that ONE Gas, Inc. (“ONE Gas”) has registered 1,381,807 shares for issuance under the Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) and has filed a new prospectus (the “Prospectus”) for the Plan. The Plan provides a convenient way for interested investors and shareholders to purchase shares of ONE Gas common stock, without paying any processing fees or service charges. The Plan promotes long-term ownership in ONE Gas common stock by offering the following benefits:

•	Purchases are made without the assistance of a broker;

•	No commissions are charged on purchases;

•	Minimum initial investment of at least $250;

•	Lump sum investments can be made or authorize automatic monthly and semi-monthly withdrawals from an existing bank account;

•	Current shareholders may invest a minimum of $25 with a maximum of $10,000 per month;

•	Cash dividends may be automatically reinvested or you may receive cash dividends on a portion of your shares—by check or by direct deposit in to your bank account; and

•	Shares also may be sold, transferred or given as gifts.

The Plan is similar to our initial Dividend Reinvestment and Direct Stock Purchase Plan except that we will no longer accept requests for optional investments in excess of $10,000.

HOW TO INVEST

For more information on the ONE Gas Direct Stock Purchase and Dividend Reinvestment Plan, please contact our Transfer Agent, Wells Fargo Shareowner Services at: 855-217-6403.

To enroll in the Plan, follow the instructions online at shareowneronline.com or mail a completed Account Authorization Form to:

Wells Fargo Shareowner Services

P.O. Box 64874

St. Paul, MN 55164-0856

The Prospectus is available online at onegas.com and shareowneronline.com.

CONTACT

Investor Relations Hotline: 877-208-7318

Email: IR@onegas.com

ONE Gas, Inc.

Investor Relations Department

P.O. Box 21049

Tulsa, OK 74121

The issuer has filed a registration statement (including the Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ONE Gas, Inc. or Wells Fargo Shareowner Services will arrange to send you the Prospectus if you request it by calling toll-free 1-855-217-6403.